Exhibit 10.5
SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is entered into on May 27, 2022 (“Effective Date”) by and between Evofem Biosciences, Inc., a Delaware corporation (“Sublessor”), and AMN Healthcare, Inc., a Nevada corporation (“Sublessee”). Sublessor and Sublessee may be collectively referred to herein as the “Parties” or singularly as a “Party.”

1.AGREEMENT TO SUBLEASE. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, those certain premises described in Section 3.2 below (the “Subleased Premises”) upon and subject to the terms, covenants and conditions set forth herein.

2.MASTER LEASE. Sublessor is the lessee under a written Lease dated October 3, 2019 (“Initial Master Lease”) and the First Amendment to Office Lease dated April 14th, 2020 (“First Amendment to Master Lease” and collectively with the Initial Master Lease, the “Master Lease”), whereby Kilroy Realty, L.P., a Delaware limited partnership (“Landlord”) leased to Sublessor the Master Premises (as defined in Section 3.1 herein). A full copy of the Master Lease is attached as Exhibit B. All capitalized terms used herein shall have the same meaning as is given such terms in the Master Lease unless superseded or otherwise newly defined in this Sublease.

3.PREMISES.

3.1Master Premises. The “Master Premises” shall refer to that certain portion of the Building (as defined in the Master Lease), located at 12400 High Bluff Drive, Suite 600, San Diego, California 92130, consisting of approximately 33,290 rentable square feet of space located on the sixth (6th) floor of the Building and commonly known as Suite 600.

3.2Subleased Premises. The “Subleased Premises” shall be that certain portion of the Master Premises consisting of approximately 16,637 rentable square feet of space, as depicted on Exhibit A to this Sublease.

4.TERM.

4.1Term. The term of this Sublease shall be for approximately three (3) years and four (4) months (“Term”), commencing on June 15, 2022 (“Commencement Date”) and ending coterminous with the Master Lease on September 30, 2025 (“Expiration Date”).

Sublessor shall have no unilateral right or obligation to Sublessee to exercise any option to extend under the Master Lease.

4.2Delay in Possession. Sublessor agrees to use commercially reasonable efforts to deliver possession of the Subleased Premises to Sublessee by the Commencement Date. If, despite said efforts, Sublessor is unable to deliver possession by such date, Sublessor shall not be subject to any liability therefore, nor shall such failure affect the validity of this Sublease or change the Expiration Date. Sublessee shall not, however, be obligated to pay Rent (as defined in Section 5 herein), electricity charges or other payments hereunder or be bound by the insurance and indemnity provisions hereof with respect to the Subleased Premises until Sublessor delivers possession of the Subleased Premises, and any period of rent abatement that Sublessee would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Sublessee would otherwise have enjoyed under the terms hereof, but minus any days of delay to the extent caused by the misconduct of Sublessee. If the possession of the Subleased Premises is delivered on a day other than the first day of a month, the Rent for the partial months shall be prorated on a per diem basis based on the actual number of days in the month in which possession is delivered.

Notwithstanding the foregoing, if Sublessor has not delivered possession of the Subleased Premises to Sublessee within sixty (60) days after the Commencement Date, then at any time thereafter and before delivery of possession of the Subleased Premises to Sublessee, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least ten (10) business days after delivery of said notice to Sublessor. If Sublessor delivers possession to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver possession to Sublessee on or before such effective date, this Sublease shall be cancelable by Sublessee, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no liability to Sublessee on account of such delay or cancellation.

4.3Option to Extend. Sublessee shall have no option to extend this Sublease.

5.RENT. Commencing on or before the Commencement Date, Sublessee shall pay to Sublessor as rent, without deduction, setoff, notice or demand, at 12400 High Bluff Drive, San Diego, California, 92130, or at such other place as Sublessor shall designate from time to time by written notice to Sublessee, the sum of _________ per month (“Rent”), net of electricity, on the first day of each month of the Term. Rent for partial months at the commencement or termination of this Sublease shall be prorated accordingly based on the actual number of days.

5.1Intentionally Omitted.

5.2Adjusted Rent. Sublessee’s Rent shall increase by ____ each year on the anniversary of the Commencement Date for the Term of this Sublease.

5.3Rent Abatement. Notwithstanding anything to the contrary, Rent shall be abated in full for Lease ______________________________________. The term “Lease Month” shall mean each succeeding calendar month during the Term; provided that the first Lease Month shall commence on the Commencement Date and end on the last day of the calendar month thereof and the last Lease Month shall expire on the Expiration Date.

5.4Electricity. Electricity for the Subleased Premises shall be prorated based on the proportion of the rentable square footage of the Subleased Premises to that of the Master Premises. Accordingly, from and after delivery of possession of the Subleased Premises to Sublessee and continuing throughout the Term, Sublessee shall be responsible for paying ________________ of the total monthly public utility electricity bill for the Master Premises. Electricity charges for partial months at the commencement or termination of this Sublease shall be prorated accordingly based on the actual number of days.

Each month during the term of the Sublease, Sublessor shall deliver to Sublessee written notice setting forth Sublessee’s share of the monthly electricity bill and enclosing a copy of the electricity bill as soon as reasonably practicable following Sublessor’s receipt of the bill from the public utility company. Thereafter, Sublessee shall pay to Sublessor the full amount stated in the written notice within ten (10) business days of delivery of the notice.

5.5Security Deposit. ____.

6.SUBLESSEE IMPROVEMENTS. During the Term of this Sublease, Sublessor, at Sublessor’s sole cost and expense shall:
•If required by Sublessee, per a mutually agreeable plan and conditioned upon the receipt of any necessary prior approval or consent by Landlord, which approvals and consents Sublessor shall diligently pursue, demise the Master Premises to accommodate a multi-tenant use;
•Provide Sublessee with one (1) server closet within the Master Premises inclusive of a supplemental cooling system; and
•Provide Sublessee with exclusive use of the reception area servicing the Master Premises.

Notwithstanding the foregoing, Sublessee may not make any improvements, alterations, additions or changes to the Subleased Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Subleased Premises (collectively, the “Alterations”) without first procuring the prior written consent of both Sublessor and Landlord to such Alterations, which consent shall be requested by Sublessee not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Sublessor or Landlord, provided it shall be deemed reasonable for Sublessor or Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Sublessee shall be permitted to make Alterations following ten (10) business days’ notice to Sublessor and Landlord, but without Sublessor and Landlord’s prior consent, to the extent that such Alterations do not (i) adversely affect the systems and equipment of the Building, exterior appearance of the Building, or structural aspects of the Building, (ii) adversely affect the value of the Master Premises, Subleased Premises, or Building, (iii) require a building or construction permit, or (iv) cost more than ______________________________________________ for a particular job of work.

All other applicable provisions of Section 8 of the Master Lease shall also apply hereunder as if Sublessee is the “Tenant” thereunder and the Subleased Premises is the “Premises” thereunder.

7.TRANSFER OF FURNITURE, FIXTURES & EQUIPMENT. As further consideration for this Sublease, and in consideration of the payment of ______________ from Sublessee to Sublessor, the receipt of which is hereby acknowledged, Sublessor hereby grants, transfers and sells to Sublessee all items of Sublessor’s personal property, furniture, fixes and equipment currently located at the Subleased Premises (“FF&E”) free and clear of all liens or encumbrances. Such grant, transfer and sale is effective as of, and Sublessee shall have ownership of such FF&E, beginning on Sublease Commencement Date, and shall be responsible for the removal of such at the end of the Sublease Term, as well as any fees or charges imposed by Landlord for any failure to remove such FF&E. This paragraph shall serve as bill of sale for the transfer of FF&E from Sublessor to Sublessee.

8.SIGNAGE. Pursuant to Section 23.5.3 of the Master Lease, Sublessee shall not have any right under this Sublease to install, repair or maintain any (1) Building top sign or (2) identity sign identifying Sublessee’s name on the existing Building Monument. Notwithstanding Section 23.5.3 of the Master Lease or anything herein, Sublessor shall maintain its right to the Building Top Sign.

9.PARKING. During the Term of this Sublease, Sublessee shall have the right at no additional charge, but not the obligation, to use 66 unreserved parking passes, which parking passes shall pertain to the Project parking facilities. Sublessee shall not be entitled to any reserved parking passes under this Sublease.

Sublessee’s continued right to use the parking passes is conditioned upon Sublessee abiding by all rules and regulations which are prescribed from time to time by Landlord for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Sublessee’s cooperation in seeing that Sublessee’s employees and visitors also comply with such rules and regulations, and Sublessee not being in default under this Sublease beyond any applicable notice and cure period. Additionally, all other terms, conditions and covenants contained in Article 28 of the Master Lease (Tenant Parking) shall apply to this Sublease.

10.BALCONY. The Parties acknowledge that there is an outdoor balcony (the “Balcony”) adjacent to the Subleased Premises, consisting of 1,367 rentable square feet of space, which Sublessee shall be permitted to use during the Sublease Term, subject to the express terms, conditions and covenants of this Sublease and the Master Lease, including, without limitation, that the release, waiver of liability and indemnity in favor of Landlord set forth in the Master Lease shall apply with respect to such use of the Balcony. Except as set forth above, and provided that the square footage of the Balcony shall not otherwise (except as set forth hereinbelow) be included within the square footage of the Subleased Premises for purposes of calculating Rent, the Balcony shall be part of the Subleased Premises for all purposes of this Sublease, as amended. Notwithstanding the foregoing or anything to the contrary otherwise set forth in this Sublease or the Master Lease, in the event Sublessee improves the Balcony, upon the substantial completion of such improvements, the rentable square footage of the Subleased Premises shall be increased to 18,004 rentable square feet, and Sublessee shall immediately (i.e., upon the substantial completion of such Balcony improvements) be obligated to pay Rent with respect to the Balcony at the rental rates of _____ per rentable square foot, subject to the ____ annual increase provided under Section 5.2 above.

For purposes of this section, in no event shall the placement of furniture or other personal property of Sublessee be deemed “improvements” to the Balcony so long as the same are not permanently affixed to the Balcony. “Improves the Balcony” above would be construed to include conditions whereby Sublessee makes alterations to the Balcony that allow for the Balcony to be useable as workspace for employees, or enclosing the Balcony and providing utilities to the Balcony for use by employees as an actual workspace. The utilization of the Balcony for occasional calls, meetings, breaks or meals, including furnishing the Balcony from time to time for such purposes, shall not be deemed “improvements” to the Balcony.

11.WARRANTY BY SUBLESSOR. Sublessor hereby warrants and represents to Sublessee that: (a) Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute an event of default; (b) Sublessor has no knowledge of any claim by Landlord that Sublessor is in default or breach of any of the provisions of the Master Lease, and has not received any written notice from Landlord alleging such default or breach; and (c) to Sublessor’s knowledge, Landlord is not now in default nor breach of any of the provisions of the Master Lease nor has any event occurred which, with the passage of time or the giving of notice, or both, could constitute a default by Landlord under the Master Lease.

12.CONDITION OF SUBLEASED PREMISES.

12.1Condition of Subleased Premises. Sublessee acknowledges that as of the Commencement Date, the Subleased Premises, and every part thereof, are in good condition and without need of repair, and Sublessee accepts the Subleased Premises “as is”, Sublessee having made all investigations and tests it has deemed necessary or desirable in order to establish to its own complete satisfaction the condition of the Subleased Premises. Sublessee accepts the Subleased Premises in their condition existing as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances, and regulations governing and regulating the use of the Subleased Premises and any covenants or restrictions of record. Sublessee acknowledges that neither Sublessor nor Landlord have made any representations or warranties as to the condition of the Subleased Premises or its present or future suitability for Sublessee’s purposes.

12.2Surrender. Sublessee shall keep the Subleased Premises, and every part thereof, in at least the same condition it was received from Sublessor, ordinary wear and tear excepted. Sublessee shall surrender the Subleased Premises in the same condition as received, ordinary wear and tear excepted, provided that Sublessee performs all necessary maintenance, repair and cleaning to maintain the Subleased Premises in the condition it was delivered at the Commencement Date. Notwithstanding anything to the contrary, in no event shall Sublessee be obligated to perform any item of maintenance or repair that is the obligation of Landlord under the Master Lease, and Sublessee’s maintenance and repair obligations under this Sublease shall at all times be limited to the maintenance and repair obligations of the “Tenant” under the Master Lease as they relate to the Subleased Premises.

13.INSURANCE.

13.1Sublessee’s Insurance. With respect to the Tenant’s insurance under the Master Lease, the same is to be provided by Sublessee as described in the Master Lease, and such policies of insurance shall include as additional insureds Sublessor, Landlord, and any other party that Landlord so specifies that has a material financial interest in the Project, including without limitation a property manager, ground lessor and/or lender, if any, provided such other party is specified in at least ten (10) business days’ written notice to Sublessee. Sublessor shall continue to maintain the insurance required of it under the Master Lease with respect to the Master Premises.

13.2Waiver of Subrogation. Landlord, Sublessor and Sublessee intend that their respective property loss risks shall be borne by insurance carriers to the extent of the insurance policies required to be carried by such parties under this Sublease and under the Master Lease, and Landlord, Sublessor and Sublessee hereby each agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided under this Sublease or under the Master Lease or is actually covered by insurance maintained by a party hereto. Landlord, Sublessor and Sublessee each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord, Sublessor and Sublessee hereby represent and warrant that their respective “all risk” property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord, Sublessor and/or Sublessee (as the case may be) in connection with any property loss risk thereby insured against.

14.ASSIGNMENT & SUBLETTING.

14.1Consent Required. Sublessee shall not assign this Sublease or any interest therein, nor shall Sublessee sublet, license, encumber or permit the Subleased Premises or any part thereof to be used or occupied by others, without Sublessor’s and Landlord’s prior written consent, each in their sole discretion. The consent by Sublessor and Landlord to any assignment or subletting shall not waive the need for Sublessee (and Sublessee’s assignee or subtenant) to obtain the consent of Sublessor and Landlord to any different or further assignment or subletting. In the event of such assignment or subletting, all terms, conditions and covenants set forth in the Master Lease regarding assignments and subletting shall apply, and to the extent there are any Transfer Premiums (as defined in the Master Lease), the Transfer Premium shall first be split with ___ payable to Landlord per the Master Lease, and any remaining portion of the Transfer Premium payable to Sublessee shall be split _____ with Sublessor to be paid to Sublessor within five (5) business days of receipt by Sublessee.

14.2No Release of Sublessee. Regardless of Sublessor’s consent to any sublet or assignment, no subletting or assignment shall release Sublessee of Sublessee’s obligation, or alter the primary liability of Sublessee, to pay the Rent and to perform all other obligations to be performed by Sublessee hereunder. The acceptance of Rent by Sublessor from any other person shall not be deemed to be a waiver by Sublessor of any provision hereof. In the event of default by any assignee, subtenant or any other successor of Sublessee in the performance of any of the terms hereof, Sublessor may proceed directly against Sublessee without the necessity of exhausting remedies against such assignee, subtenant or successor.

14.3Default. Any transfer or assignment in violation of the terms of this Sublease or the Master Lease shall constitute a default by Sublessee under this Sublease if not cured within ten (10) business days’ notice from Sublessor, and Sublessor shall have the right to elect to terminate this Sublease.

15.DEFAULT.

15.1Events of Default. The occurrence of any of the following shall constitute a default by Sublessee under this Sublease:

(i)Any failure by Sublessee to pay any Rent or any other charge required to be paid under this Sublease, or any part thereof, when due unless such failure is cured within five (5) business days after notice from Sublessor that said amount was not paid when due;

(ii)The occurrence of any one of the events of default set forth in Section 19.1 of the Master Lease by Sublessee with respect to Sublessee or the Subleased Premises, provided Sublessee shall be provided the same notice and cure periods provided in the Master Lease; or

(iii)Sublessee’s failure to perform timely any other material provision of this Sublease or the Master Lease as incorporated herein which failure continues for thirty (30) calendar days after written notice from Sublessor; provided that if the nature of such default is such that the same cannot be reasonably cured within a thirty (30) calendar day period, Sublessee shall not be deemed in default if it diligently commences cure within such thirty (30) calendar day period and thereafter diligently proceeds to rectify and cure such default.

15.2Sublessor’s Remedies. Sublessor shall have the remedies set forth in the Master Lease as if Sublessor is the “Landlord” thereunder, Sublessee was the “Tenant” thereunder, the “Premises” thereunder referred to the Subleased Premises hereunder, the rent thereunder referred to the Rent hereunder and the “Term” thereunder referred to the Term hereunder. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.

16.LANDLORD’S CONSENT REQUIRED. Article 14 of the Master Lease requires that Sublessor obtain the written consent of Landlord prior to any subletting any portion of the Master Premises by Sublessor. The Parties agree that this Sublease shall not be effective unless and until Landlord provides written consent to this subletting satisfactory to Sublessor and Sublessee (“Landlord’s Consent”). Sublessor shall work diligently to obtain Landlord’s Consent at its sole cost and expense. If Sublessor has not obtained Landlord’s Consent within sixty (60) calendar days after the Commencement Date, then at any time thereafter and before delivery of such consent to Sublessee, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least ten (10) business days after delivery of said notice to Sublessor. If Sublessor delivers Landlord’s Consent on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver Landlord’s Consent on or before such effective date, this Sublease shall be cancelable by Sublessee, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no liability to Sublessee on account of such delay or cancellation.

17.OTHER PROVISIONS OF SUBLEASE.

17.1    Terms. Except as otherwise provided herein, all applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the “Landlord” thereunder, Sublessee were the “Tenant” thereunder, the Subleased Premises were the “Premises” thereunder, the “Base Rent” and all other items of rent thereunder referred to the Rent hereunder and the Term hereunder were the “Term” thereunder, except for the following, which are expressly excluded from this Sublease: (i) all renewal options under Section 2.2 of the Master Lease; (ii) Building Top Sign rights; (iii) Sections 1 through 7 and 11 through 15 of the First Amendment to Master Lease; (iv) Sections 3 through 6 and 8 through 13 of the Summary of Basic Lease Information; (v) Articles 2 through 4, 14 and 21, the first grammatical sentence of Section

29.13 and Section 29.24 of the Master Lease; and (vi) Exhibits B and G of the Master Lease. Furthermore, Landlord and Sublessor hereby acknowledge Sublessee is a publicly traded company and may be required to make certain disclosures as a result of such status, as referenced in Section 29.28 of the Master Lease.

    Sublessee assumes and agrees to perform the Tenant’s obligations under the Master Lease during the Term of this Sublease to the extent that such obligations are applicable to the Subleased Premises, except that the obligation to pay rent to Landlord under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 5 of this Sublease, and similarly Sublessor agrees to perform the Tenant’s obligations under the Master Lease during the Term of this Sublease to the extent that such obligations are applicable to the remaining portions of the Master Premises. Neither Sublessor nor Sublessee shall commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Landlord to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and if so terminated the Parties shall be relieved of any further liability or obligation under this Sublease, provided that if the Master Lease terminates as a result of a breach or event of default by Sublessor under the Master Lease that is not caused by Sublessee or a result of a breach or default by Sublessee under this Sublease then Sublessor shall be in default of this Sublease and shall not be released of its obligations and liabilities as a result of such default. Sublessee shall have the right on written notice to Sublessor to take any action required to be taken, but not timely taken, by Sublessor that may be necessary to prevent a default under the terms of the Master Lease and Sublessor shall reimburse Sublessee for the costs incurred by Sublessee for the same within thirty (30) days of a receipt of an invoice for the same.

    Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the Building or Project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

    Sublessor represents to Sublessee that, as of the Effective Date set forth above, the Master Lease is in full force and effect and that no default exists on the part of any party to the Master Lease.

17.2    Right of First Offer. Subject to the terms and conditions of this Section 17.2, during the Term of this Sublease, Sublessor hereby grants Sublessee a right of first offer (the “ROFO”) to receive a Transfer (as defined below) of the remaining portion of the Master Premises which is not included in the Subleased Premises (the “Offer Space”). Notwithstanding anything to the contrary contained in this Section 17.2, (i) Sublessee’s right to receive a Transfer with respect to the Offer Space shall be expressly contingent on Sublessor obtaining the written consent of Landlord under Article 14 of the Master Lease with respect to such Transfer, and (ii) such ROFO shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights relating to the Offer Space, if any, existing prior to the Effective Date.

(a)Procedure for Offer / Acceptance. Should Sublessor decide to sublease, assign or otherwise transfer (each a “Transfer”) its interest in the Offer Space (or any portion thereof) to a third party, Sublessor shall first notify Sublessee in writing of Sublessor’s intent to market the Offer Space (the “Offer Notice”). The Offer Notice shall disclose to Sublessee the material terms and conditions on which Sublessor is willing to complete the Transfer, including without limitation, the term, required security deposit, rent and other charges to be the responsibility of the transferee, along with any economic concessions to be offered to the transferee (the “Offer Terms”).

If Sublessee wishes to exercise the ROFO with respect to the space described in the Offer Notice, then within ten (10) business days after delivery of the Offer Notice to Sublessee, Sublessee shall deliver written notice to Sublessor of Sublessee’s exercise of the ROFO with respect to the entire space described in the Offer Notice and on all of the Offer Terms contained therein (the “ROFO Acceptance Notice”). If Sublessee delivers the ROFO Acceptance Notice to Sublessor within the ten (10) business day period, Sublessee and Sublessor shall enter into sublease substantially similar to this Sublease, or other assignment agreement for the Offer Space, on the Offer Terms. If Sublessee does not deliver a ROFO Acceptance Notice to Sublessor within the ten (10) business day period, then, for a period of six (6) months following the deadline for Sublessee to provide the ROFO Acceptance Notice, Sublessor shall be free to Transfer its interest in the Offer Space to any third party, on terms comparable to those Offer Terms presented in the Offer Notice; provided, however, that if Sublessor fails to execute an agreement to Transfer its interest in the Offer Space on terms comparable to the Offer Terms, Sublessee’s rights under this Section 17.2 shall be reinstated; provided, further, that if the terms of the proposed Transfer are modified such that the rent or other economic terms are reduced by more than _______________ from the terms set forth in Offer Notice, Sublessor shall once again submit an Offer Notice to Sublessee, and Sublessee must respond within ten (10) business days if it wishes to exercise its ROFO with respect to the Offer Space on the terms set forth in the updated Offer Notice.

(b)Exception – Certain Third-Party Transferees. Notwithstanding any other provision of this Section 17.2 to the contrary, Sublessor may at any time negotiate and/or complete a Transfer of all or any part of its interest in the Offer Space to the following persons, without regard to Sublessee’s ROFO:

(i)Sublessor’s Affiliates. For purposes of this Sublease, “Affiliate” shall mean any person or entity that, directly or indirectly (through one or more intermediaries), Controls, is Controlled by, or is under common Control with Sublessor. “Control” shall mean (i)(a) the ownership, directly or indirectly, of more than 50% of the voting stock of a corporation, or (b) in the case of any person or entity which is not a corporation, the ownership, directly or indirectly, of more than 50% of the beneficial ownership interest in such person or entity; or (ii) in the case of any such person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity.
(ii)Any joint venture entity of which Sublessor is, either directly or indirectly, an owner, partner or stakeholder.
(iii)Any business entity into which Sublessor is merged or with which Sublessor is consolidated or which acquires all or substantially all of Sublessor’s business (whether by stock purchase or otherwise) or assets, or that results through a reorganization of Sublessor from one form of legal entity into another form of legal entity.
(iv)Any other person or entity not covered by the foregoing exceptions with whom a Transfer of Sublessor’s interest in the Offer Space arises in connection with a contemplated business transaction or other business relationship (that is related to Sublessor’s primary business and not simply a transaction or relationship involving the occupancy or rental of space) between such person or entity and Sublessor; provided, however, that Sublessor may not avail itself of the benefits of this subsection (iv) as subterfuge to evade Sublessee’s right to a ROFO or avoid Sublessor’s obligations under this Section 17.2.

(c)Intentionally Omitted.

(d)No Default. At Sublessor’s option and in addition to Sublessor’s other remedies set forth in this Sublease, at law and/or in equity, Sublessee shall not have the ROFO provided in this Section 17.2 if, as of the date of Sublessor’s delivery of the Offer Notice provided above, Sublessee is in default beyond applicable notice and cure periods under this Sublease, as provided by Section 15.1 above. Furthermore, in the event that Sublessee defaults under this Sublease on two or more separate occasions during the Term of this Sublease, beyond applicable notice and cure periods, upon the occurrence of the second such event of default, the ROFO granted to Sublessee in this Section 17.2 shall automatically and permanently terminate.

17.3    Right of First Refusal. Notwithstanding any of the ROFO terms, conditions or exceptions contained in Section 17.2 above, and subject to the terms and conditions of this Section 17.3, during the term of this Sublease, Sublessor hereby grants Sublessee a right of first refusal (the “ROFR”) with respect to the remaining portion of the Master Premises which is not included in the Subleased Premises which Sublessor seeks to Transfer to any of the following persons/entities (or their Affiliates) (the “ROFR Space”), which are competitors of Sublessee (each individually an “AMN Competitor” and collectively the “AMN Competitors”): Cross Country Healthcare; Aya Healthcare; TheKey (formerly Home Care Assistance); Travel Nurse Across America (TNAA); and Medical Solutions.

Notwithstanding anything to the contrary contained in this Section 17.3, (i) Sublessee’s right to receive a Transfer with respect to the ROFR Space shall be expressly contingent on Sublessor obtaining the written consent of Landlord under Article 14 of the Master Lease with respect to such Transfer, and (ii) such ROFR shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights relating to the ROFR Space, if any, existing prior to the Effective Date.

(a)Procedure for Offer / Acceptance. Prior to entering into an agreement for the Transfer of all or any portion of the ROFR Space to an AMN Competitor, Sublessor shall deliver to Sublessee a copy of the term sheet or letter of intent which has been signed by Sublessor or Sublessor’s representative setting forth the basic terms of the proposed transaction (the “Signed Proposal”).

If Sublessee wishes to enter into a Transfer on the terms and conditions set forth in the Signed Proposal, then within ten (10) business days after delivery of the Signed Proposal to Sublessee, Sublessee shall deliver written notice to Sublessor of Sublessee’s exercise of the ROFR with respect to the entire ROFR Space and on all of the terms specified in the Signed Proposal (the “ROFR Acceptance Notice”). If Sublessee delivers the ROFR Acceptance Notice to Sublessor within the ten (10) business day period, Sublessee and Sublessor shall enter into sublease substantially similar to this Sublease, or other assignment agreement for the ROFR Space, on the terms specified in the Signed Proposal. If Sublessee does not deliver the ROFR Acceptance Notice to Sublessor within the ten (10) business day period, Sublessor may proceed to finalize its transaction pursuant the Signed Proposal with the AMN Competitor; provided, however, that if the terms of the proposed Transfer of the ROFR Space are modified such that the rent or other economic terms are reduced by more than ________________ from the original terms of the Signed Proposal, Sublessor shall once again submit an updated Signed Proposal to Sublessee, and Sublessee must respond within ten (10) business days as noted above if it wishes to lease the ROFR Space on the terms set forth in the updated Signed Proposal.

(b)No Default. At Sublessor’s option and in addition to Sublessor’s other remedies set forth in this Sublease, at law and/or in equity, Sublessee shall not have the ROFR provided in this Section 17.3 if, as of the date of Sublessor’s delivery of the Signed Proposal provided above, Sublessee is in default beyond applicable notice and cure periods under this Sublease, as provided by Section 15.1 above. Furthermore, in the event that Sublessee defaults under this Sublease on two or more separate occasions during the Term of this Sublease beyond applicable notice and cure periods, upon the occurrence of the second such event of default, the ROFR granted to Sublessee in this Section 17.3 shall automatically and permanently terminate.

(c)Confidentiality. Sublessor acknowledges that the list of AMN Competitors is the proprietary and confidential information of Sublessee. Sublessor agrees that the list of AMN Competitors shall be kept strictly confidential by it and shall not be disclosed to any other person or entity except: (i) to Sublessor’s employees, agents or attorneys to the extent that such parties reasonably need to know such information in connection with Sublessor’s performance of its obligations under this Section 17.3; and (ii) to the extent required by any applicable statute, law, regulation, governmental authority or court order. Furthermore, Sublessor shall require that its respective employees, agents and attorneys comply with the terms of this confidentiality provision. Sublessor’s obligations under this paragraph shall not apply to information that (a) was or becomes generally available to the public other than as a result of a disclosure by Sublessor or its employees, agents or attorneys in violation of this Sublease, or (b) was or becomes available to Sublessor on a non-confidential basis from a source other than Sublessor, provided that such source was not known by Sublessor to be bound by an agreement to keep such information confidential.

18.SUBORDINATE TO MASTER LEASE; CONFLICTS. The Parties agree that this Sublease is subject and subordinate to the terms and conditions of the Master Lease. In the event of any conflict between the rights and obligations of Landlord under the Master Lease and this Sublease, the rights and obligations of Landlord under the Master Lease shall prevail. With respect to the rights and obligations of Sublessor and Sublessee to one another under this Sublease, in the event of conflict between the terms of the Master Lease and this Sublease, the terms of this Sublease shall prevail.

19.INDEMNIFICATION. Except as otherwise provided herein, Sublessee hereby agrees to indemnify, defend and hold harmless Sublessor, its shareholders, officers, directors, agents, members, employees, contractors, and partners, from and against any and all claims, actions, demands, suits, losses, expenses (including attorney’s fees), judgments and liabilities (collectively, “Loss”) arising out of or otherwise related to the Sublessee’s breach of or failure to perform any of its obligations under this Sublease, or from the negligence or willful misconduct Sublessee, its shareholders, officers, directors, agents, members, employees, contractors, or partners occurring in connection with the Subleased Premises, provided that Sublessee’s obligations under this paragraph shall not apply to Loss arising out of or otherwise related to negligence or willful misconduct of Sublessor or its shareholders, officers, directors, agents, members, employees, contractors, or partners.

20.WAIVER. Any delay or failure by either Party to exercise any right under this Sublease will not operate or be construed as a waiver or continuing waiver. No waiver by a Party of the breach of any term, covenant or condition of this Sublease by the other Party shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent breach by the other Party of the same or of any other term, covenant or condition hereof.

21.ATTORNEYS’ FEES. In the event any dispute concerning this Sublease should result in litigation or arbitration, the prevailing Party in such dispute will be entitled to recover from the other Party all fees, costs, and expenses of enforcing any right of the prevailing Party, including without limitation, reasonable attorneys’ fees and expenses, all of which will be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. The prevailing Party will mean the Party who is determined in the proceeding to have prevailed or who prevails by dismissal, default, or otherwise.

22.AGENCY DISCLOSURE. Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except Hughes Marino (“Sublessor’s Broker”), who represents Sublessor, and CBRE (“Sublessee’s Broker” and together with Sublessor’s Broker, the “Brokers”), who represents Sublessee. Each Party agrees to indemnify and defend the other Party against, and hold the other Party harmless from, any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. The terms of this paragraph shall survive any expiration or earlier termination of this Sublease.

23.COMMISSION. In connection with this Sublease, Sublessor shall pay a __ leasing commission, which shall be apportioned as follows: _______________ to Sublessee’s Broker and ___________ to Sublessor’s Broker. ________________ of the total commission amount shall be paid upon the occurrence of (i) mutual Sublease execution, and (ii) receipt of Landlord’s Consent, and the remaining _______________ shall be paid upon the Commencement Date per the separate written agreement between Sublessor and Sublessor’s Broker.

24.NOTICES. Any notices required or contemplated hereunder shall be (a) hand-delivered, (b) placed for delivery in the United States mail via first-class or certified mail, postage prepaid, (c) submitted for delivery with a nationally-recognized overnight carrier, or (d) delivered via facsimile, e-mail, or other electronic means, provided a copy is concurrently sent via one of the methods set forth in subsections (a) – (c). Any notices required or contemplated hereunder shall be addressed as follows:

If to Sublessor: Evofem Biosciences, Inc. 12400 High Bluff Drive, Suite 600 San Diego, CA 92130 ________________________________ ________________________________ ________________________________	If to Sublessee: AMN Healthcare, Inc. 12400 High Bluff Drive, Suite 500 San Diego, CA 92130 ________________________________ ________________________________

Or to such other person or place as the Parties may designate from time to time in a written notice to the other Party. Notice will be deemed given and effective on the date delivered.

25.MISCELLANEOUS.

25.1Time. Time is of the essence with respect to the performance of every provision of this Sublease in which time of performance is a factor.

25.2No Violation by Sublessee/Sublessor. Sublessee and Sublessor each hereby warrants and represents to the other that neither its execution of nor performance under this Sublease shall cause such Party to be in violation of any agreement, instrument, contract, law, rule or regulation by which such Party is bound, and such Party shall protect, defend, indemnify and hold the other Party harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from such Party’s breach of this warranty and representation.

25.3Binding Effect. Except as otherwise expressly provided herein, this Sublease shall be binding upon, and inure to the benefit of, Sublessor and Sublessee and their respective heirs, successors, assigns and personal representatives.

25.4Entire Agreement; Modification. This Sublease, the Master Lease, and the exhibits and documents specifically referenced and incorporated therein, constitute the entire agreement between Sublessor and Sublessee pertaining to the subject matter hereof and supersede all prior agreements, understandings, and representations of the Parties hereto with respect to the subject matter hereof. This Sublease may not be modified, amended, supplemented, or otherwise changed, except by a writing executed by the Parties.

25.5Governing Law; Venue. This Sublease, together with the rights, duties and obligations hereunder, shall be construed in accordance with the laws of the State of California. Any dispute between the Parties relating to or arising from this Sublease shall be venued in the County of San Diego, State of California.

25.6Severability. The provisions of this Sublease are divisible; if any provision is determined to be invalid or unenforceable, that provision is deemed limited to the minimum extent necessary to render it valid and enforceable, and the remaining provisions of this Sublease continue in full force and effect without being impaired or invalidated in any way.

25.7Ambiguity. This Sublease shall be construed as jointly prepared by the Parties, and any uncertainty or ambiguity in the Sublease shall not be interpreted against any one Party.

25.8Captions. Paragraph and Section headings used herein are for the convenience of reference only and shall not affect the construction of any provision of this Sublease.

25.9Counterparts. This Sublease may be signed by the Parties in multiple counterparts, all of which shall be taken together as a single document. Signatures sent by electronic means, including, but not limited to, via facsimile and e-mail shall be valid as original wet-ink signatures in accordance with California Civil Code section 1633.7.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Lease as of the Effective Date first set forth above.

SUBLESSOR:	SUBLESSEE:

Evofem Biosciences, Inc.	AMN Healthcare, Inc.

By:________________________________	By:________________________________

Name:_____________________________	Name:_____________________________

Title:______________________________	Title:______________________________

Date: 5/27/2022 .	Date: 5/27/2022 .